Exhibit 10.3

Via Email to: [*****]

ANDREW L. SHAFER

[*****]

October 13, 2023

Re:	Offer of Employment with Gevo, Inc.

Dear Andy:

We are very pleased to extend an offer of employment with Gevo, Inc. (the “Company”), estimated to begin on November 1, 2023.  The terms of our offer are as follows:

1.	Position.

You will be employed by the Company in a regular, full-time position as the Chief Marketing, Customer, and Brand Officer, reporting to the Chief Executive Officer. Beginning on the date you join the Company, you will be expected to devote your full working time and attention to the business of the Company and not to work for any other business without the Company’s approval; provided, however, you may continue your service on (i) the board of directors for each of Pyran, Inc., Lakril Technologies, Sironix Renewables, Kalion, Inc. and the Northeastern Illinois University Business Innovation and Growth Center, and (ii) the Northeastern Illinois University College of Business and Technology Dean's Advisory Council.  For each of the listed obligations that are non-Company related, you will confer with the Company’s Chief Executive Officer to determine how much time is expected to be spent on those obligations. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company.  You will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of your employment.

2.	Salary, Annual Cash Bonus, Annual Equity, and Benefits.

Your annual salary shall be $400,000, payable in accordance with the Company’s normal payroll practices, with such payroll deductions and withholdings as are required by law.  You will be eligible for an annual incentive payout in cash targeted at 65% of your base salary.  This cash bonus is payable at the discretion of the Compensation Committee of the Board of Directors based on pre-determined annual goals.  In addition, you will be eligible to receive an annual incentive payout in equity (stock options, RSUs etc.) which may or may not be granted at the sole discretion of the Compensation Committee of the Board of Directors, and could be increased or decreased depending on the circumstances of the Company (size of pool available for grants, or increased allocation for a reason that the Compensation Committee or Board of Directors determines). To the extent that the Company provides life, health, dental, disability or other insurance programs; pension, profit-sharing, 401(k) or other retirement programs; paid time off periods, or other fringe benefits, and subject to the satisfaction of any general eligibility criteria, you will receive such benefits to the same extent as other similarly situated Company employees.  You will receive 160 hours of vacation annually.

3.	Initial Equity Award.

Subject to formal approval by the Compensation Committee of the Board of Directors, the Company will grant you an equity award of Restricted Common Stock and Stock Options, pursuant to the terms and subject to the conditions of the Company’s Amended and Restated 2010 Stock Incentive Plan, and the Company’s standard equity award agreements. The initial equity award will be $ 400,000 (with half the value in Restricted Common Stock; and half the value in Stock Options with a strike price per share set at the greater of (i) $1.75 or (ii) a 10% premium to the closing price of the Company’s common stock on Nasdaq on your first day of employment with the Company) and will be granted as soon as practical in the normal course of business for the Compensation Committee.  Your initial equity award would vest 1/3 upon your first day of employment, 1/3 on your first anniversary of employment with the Company, and 1/3 upon your second anniversary of employment with the Company.  All of the equity award terms will be defined more precisely in the definitive equity award agreements.

4.	At Will Employment.

While we look forward to a long and productive relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without notice and with or without cause.  Any statements or representations to the contrary (including any statements contradicting any provision in this offer letter) should be regarded by you as ineffective.

5.	Change of Control Plan and Separation Benefits.

Subject to formal approval by the Compensation Committee of the Board of Directors, you would be eligible to participate in the Company’s Change in Control Severance Plan (the “Plan”) pursuant to the terms and subject to the conditions of the Plan and the Company’s standard participation agreement. The Plan would provide you with certain severance benefits (12 months of salary continuation, an amount equal to your Annual Bonus (as defined in the Plan), vesting of any unvested equity-based awards of the Company, and reimbursement of COBRA premiums for up 12 months) in connection with a double-trigger change in control (i.e., termination of your employment by the Company without Cause (as defined in the Plan) or your resignation from the Company for Good Reason (as defined in the Plan) within 30 days prior to or 12 months following a Change in Control (as defined in the Plan)). All of the terms of participation in the Plan will be defined more precisely in the definitive participation agreement. Additionally, in the event of a termination of your employment with the Company by the Company without Cause (as defined in the Plan), which does not occur in conjunction with a Change in Control (as defined in the Plan), you will be entitled to receive severance in the amount of twelve (12) month’s salary (the “Severance Payment”); provided that (i) you have complied with Paragraph 6 of this offer letter and (ii) within 60 days of such termination, you sign and return to the Company a separation and release agreement in the form that will be provided to you, and you do not thereafter revoke the separation and release agreement. Upon termination of your employment with the Company for any other reason, you will receive payment for all unpaid salary and paid time off accrued & earned as of the date of your termination of employment, and your benefits will be continued under the Company’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law.  You will not be entitled to any other compensation, award or damages with respect to your employment or termination.

6.	Non-Competition and Non-Solicitation Agreement.

As a condition of your employment, you will be required to execute a Non-Competition and Non-Solicitation Agreement in the form attached as Exhibit A.  You acknowledge that your eligibility for the Severance Payment described in Paragraph 5 of this offer letter is contingent upon your agreement to the non-competition and non-solicitation provisions set forth in the Non-Competition and Non-Solicitation Agreement.  You further acknowledge that such consideration was mutually agreed upon by you and the Company, is fair and reasonable, and is in exchange for your compliance with such obligations.

7.	Confidentiality.

As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, you will need to sign the Company's standard "Employee Proprietary Information and Inventions Agreement" as a condition of your employment.  We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer, or to violate any other obligations you may have to any former employer.  You represent by your signature on this offer letter and the Company's Employee Proprietary Information and Inventions Agreement and your employment with the Company will not violate any agreement in place between yourself and current or past employers.

8.	Authorization to Work.

Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.  For additional information, please go to this website: https://www.uscis.gov/green-card/green-card-processes-and-procedures/employment-authorization-document

9.	Arbitration.

You and the Company agree to submit to mandatory and exclusive binding arbitration any controversy or claim arising out of, or relating to, this offer letter or any breach hereof or your employment relationship, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties.  Any such arbitration shall be conducted through the American Arbitration Association in the State of Colorado, Denver County, before a single arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

10.	Miscellaneous.

This offer letter, together with the Non-Competition and Non-Solicitation Agreement and the Employee Proprietary Information and Inventions Agreement represents the entire agreement between the parties concerning the subject matter of your employment by the Company.  This offer is conditioned on the results of your background check being satisfactory to the Company as determined by the Company in its sole discretion.  This offer letter will be governed by the laws of the State of Colorado without reference to conflict of legal provisions.  This offer will remain open until seven days from the date of this letter.  If you decide to accept our offer, and we hope you will, please sign the enclosed copy of this letter in the space indicated and return it to Human Resources at the Company.  Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any.  Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to work with you.

Best regards,

/s/ Patrick R. Gruber

Patrick R Gruber

Chief Executive Officer

Accepted and Agreed:

/s/ Andy Shafer_________________

Andy Shafer

10/14/2023

Date

Exhibit A

Non-Competition and Non-Solicitation Agreement

[Attached.]

A-1

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (the “Agreement”) is made between Gevo, Inc. (the “Company”), and the undersigned employee (the “Employee”).

For good consideration, including, without limitation, the employment of the Employee by the Company and, as more fully set forth in the Employee’s offer letter to which this Agreement is attached, the Employee’s eligibility for certain severance payments, the Employee and the Company agree as follows:

1.Non-Competition and Non-Solicitation. While the Employee is employed by the Company and for a period of one year after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly:
(a)In the geographic areas and locations where the Company offers its services or has customers, each during the Employee’s employment with the Company, including, without limitation, anywhere in the United States of America, engage or assist others in engaging in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s business, including but not limited to any business or enterprise that (A) sells renewable hydrocarbon products, such as (i) sustainable aviation fuel (ii) renewable natural gas, (iii) hydrocarbons for gasoline blendstocks and diesel fuel, or (iv) plastics, materials and other chemicals; or (B) provides the measurement, reporting, and/or verification of sustainability attributes (e.g., carbon intensity levels); or
(b)Either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the actual or prospective clients, customers, accounts or business partners of the Company which were contacted, solicited, or served by the Company during the Employee’s employment with the Company; or
(c)Either alone or in association with others (i) solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or other engagement with the Company, or (ii) hire or recruit, or attempt to hire or recruit, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company at any time during the term of the Employee’s employment with the Company; provided, that this clause (ii) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Company has been terminated for a period of six months or longer.
(d)If the Employee violates the provisions of any of the preceding paragraphs of this Section 1, the Employee shall continue to be bound by the restrictions set forth in such paragraph until a period of two years have expired without any violation of such provisions.
(e)The Employee agrees that during the non-competition and non-solicitation period, the Employee will give notice to the Company of each new business activity the

Employee plans to undertake, at least (10) business days prior to beginning any such activity. The notice shall state the name and address of the individual, corporation, association or other entity or organization (“Entity”) for whom such activity is undertaken and the name of the Employee’s business relationship or position with the entity. The Employee further agrees to provide the Company with other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Employee’s continued compliance with his obligations under this Agreement. The Employee agrees to provide a copy of this Agreement to all person and Entities with whom the Employee seeks to be hired or do business before accepting employment or engagement with any of them.
2.Miscellaneous.
(a)Annual Earnings. The Employee acknowledges that the Employee’s actual or expected earnings from the Company, when annualized, exceed $75,000.
(b)Equitable Remedies. The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach or threatened breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach without posting a bond and the right to specific performance of the provisions of this Agreement and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief. Additionally, the Employee acknowledges and agrees that, while the non-solicitation obligations herein are essential to the protection of the Company’s legitimate business interests, such interests cannot be adequately protected without the non-competition obligations set forth in Section 1(a).
(c)Obligations to Third Parties. The Employee represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that his/her performance of all the terms of this Agreement and the performance of his/her duties as an employee of the Company does not and will not conflict with or breach any agreement with any prior employer or other party (including, without limitation, any non-competition agreement).
(d)Disclosure of this Agreement. For a period of two years after the termination or cessation of the Employee’s employment for any reason, the Employee agrees to notify any potential, prospective employer or prospective business associate, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.
(e)Not Employment Contract. The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue his/her employment for any period of time, and does not change the at-will nature of his/her employment.
(f)Acknowledgments. The Employee acknowledges that Company has advised the Employee to consult with an attorney prior to signing this Agreement. The Employee further acknowledges that the Employee was provided this Agreement fourteen (14) calendar days prior to his/her commencement of employment or that the Employee was provided at least fourteen (14) calendar days to review this Agreement.
(g)Successors and Assigns. The Employee’s obligations under this Agreement are personal and shall not be assigned by the Employee. This Agreement shall, however, be binding upon and inure to the benefit of the Company and its successors and assigns, including any corporation or entity with which or into which the Company may be merged or that may succeed to all or substantially all of its assets or business. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of any successor or assign of the Company without the necessity that this Agreement be re-signed, in which event “Company” shall be interpreted to include any successor or assign of the Company.
(h)Interpretation. If any restriction or definition set forth in Section 1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of conduct, activities, or geographic area, it shall be interpreted to extend only over the maximum period of time, range of conduct, activities or geographic area as to which it may be enforceable.
(i)Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
(j)Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.
(k)Governing Law and Consent To Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Illinois (or, if appropriate, a federal court located within Illinois), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.
(l)Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company.

The Employee agrees that any change or changes in his/her duties, authority, title, reporting relationship, territory, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.
(m)Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

[Remainder of Page Intentionally Left Blank]

THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

EMPLOYEE
Date:_______________________	_______________________________ Name:
GEVO, INC.
Date: ______________________	By:____________________________ Name: Title:

Signature Page to Non-Competition and Non-Solicitation Agreement